ENGLISH SUMMARY OF THE SALE AGREEMENT OF ASESUISA ENTERED INTO BANCOAGRICOLA S.A., INVERSIONES FINANCIERAS BANCO AGRÍCOLA AND SURAMERICANA S.A..

1.              SALE – PURPOSE

Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A., subsidiaries of Bancolombia S.A., and Suramericana S.A., signed an agreement pursuant to which Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A. agreed to sell to Suramericana 97.03% of its shares of capital stock of Asesuisa, an insurance company in the Republic of El Salvador.

2.              PARTIES:

SELLER: Banagricola S.A. and Inversiones Fianncieras Banco Agricola S.A.

BUYER: Suramericana S.A.

3.              PRICE:

Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A. will receive a total of USD 98,000 as payment for the shares

4.              CONDITIONS OF THE TRANSACTION:

The sale is subject to the fulfillment of certain previous conditions including the authorizations required from the Superintendence of the Financial System of El Salvador.

EXHIBIT 4.1

ENGLISH SUMMARY OF THE SALE AGREEMENT OF AFP CRECER ENTERED INTO BANCOAGRÍCOLA S.A., INVERSIONES FINANCIERAS BANCO AGRÍCOLA AND PROTECCION S.A. SOCIEDAD ADMINISTRADORA DE FONDOS DE PENSIONES Y CESANTIAS.

1.    SALE – PURPOSE

Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A., subsidiaries of Bancolombia S.A., and Protección S.A. Sociedad Administradora de Fondos de Pensiones y Cesantias (“Protección S.A.”), signed a contract where Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A. sell to Protección S.A. its shares equivalent to 99.99% of the capital stock of AFP Crecer, organization administrator of pensions funds in the Republic of El Salvador.

2.    PARTIES

SELLER: Banagrícola S.A. and Inversiones Financieras Banco Agrícola S.A.

BUYER: Protección S.A.

3.    PRICE:

Banagrícola S.A. e Inversiones Financieras Banco Agrícola S.A. will receive a total of USD 103,000 as payment for the shares.

4.    CONDITIONS TO THE TRANSACTION:

The sale is subject to the fulfillment of certain previous conditions including the authorizations required from the Superintendence of Pensions of El Salvador and of the Financial Superintendence of Colombia.

ENGLISH SUMMARY OF THE SALE AGREEMENT OF A SEVERAL REAL ESTATE PROPIERTIES ENTERED INTO BANCOLOMBIA S.A.  AND FONDO DE CAPITAL PRIVADO INMOBILIARIO COLOMBIA.

1. SALE -PURPOSE:

The Seller hereby sells and, transfers to the Purchaser   several real estate properties which form part of the “San Martin” building complex located in Bogotá, Colombia, which is administered by Fiduciaria Bancolombia.

2. PARTIES:

PURCHASER: Fondo de Capital Privado Inmobiliario Colombia.

SELLER: Bancolombia S.A.

3. PRICE:

Pursuant to this transaction, Bancolombia assigned to Fondo de Capital Privado Inmobiliario Colombia the property of 13 real estate in exchange for COP 53.232 billion, which has already been paid to Bancolombia, and the transfer of 9 real estate properties for a value of COP 13.952  billion  in exchange for increased ownership interests in the Fondo de Capital Privado Colombia Inmobiliaria  Bancolombia S.A. will remain in the building as a renter

EXHIBIT 4.1

ENGLISH SUMMARY OF THE DISSOLVED OF SINESA HOLDING COMPANY, SUBSIDIARY OF BANCOLOMBIA.

As part of a simplification process of the structure of the subsidiaries of Bancolombia Panama, the Financial Vice -Presidency  of Bancolombia S.A. decided to dissolve Sinesa Holding, a subsidiary of Sistema de Inversiones y Negocios, S.A. (SINESA), subsidiary of Bancolombia Panamá.

Based on the above and considering that there were no liabilities all assets owned Sinesa Holding became part of Sistema de Inversiones y Negocios, S.A. (SINESA).

Future net was a subsidiary of Sinesa Holding. After its dissolution, Future Net was transferred to SINESA. Future Net is currently involved in a dissolution process.

As a result of the simplification process, Bancolombia Panama will have Bancolombia Cayman and Sistema de Inversiones y Negocios, S.A. (SINESA)  as subsidiaries.

EXHIBIT 4.1

ENGLISH SUMMARY OF THE INCORPORATION OF A NEW COMPANY NAMED COBRANZAS BANCOLOMBIA S.A. AFTER A CORPORATE BREAK-UP OF TUYA S.A. COMPAÑÍA DE FINANCIAMIENTO

1.      PURPOSE:

Tuya S.A. Compañía de Financiamiento advanced in a corporate break-up and as a result, a new company named Cobranzas Bancolombia S.A., incorporated with portion of tuya´s assets of COP 95.000, was created.

1.     PARTIES

Stockholders	Stock amount	Participation percentage
Bancolombia S.A.	5.500.057.491	94.89%
Fondo de Empleados de Bancolombia FEBANC	386.231	0.01%
Fundación Bancolombia	387.966	0.01%
Inmobiliaria Bancol S.A.	1.849.013	0.03%
Banca de inversión Bancolombia S.A. Corporación Financiera	293.574.662	5.06%
TOTAL	5.796.255.363	100%

As of December 31, 2010 Cobranzas Bancolombia S.A. is dissolved and under the process of liquidation.  Tuya S.A, the spun off company, continues developing its objective as compañía de financiamiento